Exhibit 99.1

AWBC – 2006 Q4 Earnings

January 31, 2007

AMERICANWEST BANCORPORATION

CONTACT:	Robert M. Daugherty	President and CEO
	Diane L. Kelleher	Chief Financial Officer
(509) 467-6993

NEWS RELEASE

AMERICANWEST BANCORPORATION ANNOUNCES

2006 FOURTH QUARTER AND YEAR END RESULTS AND QUARTERLY CASH DIVIDEND

Spokane, Washington –AmericanWest Bancorporation (Nasdaq: AWBC) today announced that net income for the quarter and year ended December 31, 2006 was $2.3 million or $0.20 per diluted share and $7.6 million or $0.67 per diluted share, respectively. This compares to $4.0 million or $0.37 per diluted share for the three months ended December 31, 2005 and $13.9 million or $1.31 per diluted share for the year ended December 31, 2005. The return on average assets and return on average equity was 0.58% and 5.33%, respectively, for the year ended December 31, 2006. These have decreased from 1.29% and 12.34%, respectively, for the year ended December 31, 2005.

“Significant progress and investments were made during 2006 in building a foundation for long term earnings growth,” remarked Robert M. Daugherty, President and Chief Executive Officer. “These included opening five new financial centers, primarily in northern Idaho and the Columbia Basin and expansion into new growth markets through the acquisition of Columbia Trust Bank and opening a loan production office in the Salt Lake City area. Our overall financial performance, however, fell below expectations due to the impact of some expansion initiatives, margin compression and provision cost associated with one loan.”

AWBC is also announcing that its Board of Directors has approved a quarterly cash dividend of $0.03 per share, payable on February 27, 2007 to shareholders of record at the close of business on February 13, 2007.

LOAN GROWTH AND CREDIT QUALITY:

Gross loans were $1.2 billion at December 31, 2006, an increase of $38 million or 3% from September 30, 2006. Gross loans increased $258 million or 27% as compared to December 31, 2005, including $146 million in loans acquired from Columbia Trust Bank (CTB) during the first quarter of 2006. Excluding the CTB transaction, loan growth was 12% for 2006.

Significant improvement in asset quality was achieved during 2006, with both nonperforming loan and asset ratios declining by 37% and 43%, respectively. Total nonperforming loans, net of government guarantees, were $11.5 million or 0.94% of total gross loans at December 31, 2006. This compares to $9.8 million or 0.83% of total gross loans at September 30, 2006 and $14.5 million or 1.50% of total gross loans at December 31, 2005. The increase during the fourth quarter is mainly due to one relationship of $3.5 million, net of a $2.8 million government guarantee, which was placed on nonaccrual. The collateral securing this loan is in the process of

AWBC – 2006 Q4 Earnings

January 31, 2007

liquidation. The liquidation is expected to be completed by March 31, 2007, and no additional provision for credit losses is anticipated at this time. The fourth quarter increase in nonperforming loans was partially offset by other reductions in nonperforming loans principally resulting from loans being paid in full. Total nonperforming assets, net of government guarantees, were $12.1 million or 0.86% of total assets at December 31, 2006 as compared to $10.4 million or 0.76% of total assets at September 30, 2006 and $16.7 million or 1.51% of total assets at December 31, 2005.

The provision for credit losses for the quarter and year ended December 31, 2006 was $0.6 million and $5.8 million, respectively. There was no provision made during the fourth quarter of 2005 and the total for 2005 was $2.4 million. For the quarter ended December 31, 2006, net charge offs as a percentage of average gross loans improved to 0.03% as compared to 0.91% in the prior quarter. For the years ended December 31, 2006 and 2005, the net charge offs were 0.54% and 0.68% of average gross loans, respectively. The charge offs for the year ended December 31, 2006 includes the entire $4.8 million balance for one borrower which was 68% of the total charge offs for the year.

The allowance for credit losses was $16.0 million at December 31, 2006 as compared to $15.5 million at September 30, 2006 and $14.4 million at December 31, 2005. At December 31, 2006, the allowance for credit losses as a percentage of total loans was 1.31% as compared to 1.49% at December 31, 2005. During the quarter ended December 31, 2006, AWBC reclassified the portion of the allowance related to unfunded commitments of $0.9 million to other liabilities. The combination of the allowance for loan losses and the allowance for unfunded commitments are collectively referred to as the allowance for credit losses. The amounts presented for prior periods have been reclassified to conform to the new presentation format. The reclassification had no effect on retained earnings or net income as previously presented.

DEPOSIT AND BORROWING BALANCES:

Total deposits were $1.1 billion at December 31, 2006, an increase of $23 million or 2% for the quarter. During the fourth quarter of 2006, noninterest bearing deposits increased $11 million or 5%. Deposits increased $227 million or 25% as compared to December 31, 2005, including $176 million in deposits acquired from CTB during the first quarter. Excluding the CTB transaction, deposit growth was 6% for 2006.

AmericanWest opened two new financial centers during the fourth quarter of 2006 to further its expansion into growing markets and to increase its deposit base. These are located in Coeur d’Alene, Idaho and in the West Plains area near Spokane, Washington. Additionally, on January 2, 2007, a new financial center was opened in College Place, Washington near Walla Walla.

Total Federal Home Loan Bank (FHLB) advances increased $25 million or 31% to $106 million at December 31, 2006 as compared to September 30, 2006. The FHLB advances increased $35 million or 50% from December 31, 2005. Additionally, junior subordinated debt increased $10 million to $21 million at December 31, 2006 as compared to the prior year end. This increase was due to the issuance of $7 million in March 2006 and the assumption of $3 million from CTB.

AWBC – 2006 Q4 Earnings

January 31, 2007

NET INTEREST MARGIN AND NET INTEREST INCOME:

The net interest margin was 5.02% for the quarter ended December 31, 2006 down one basis point from the prior quarter and down 28 basis points from the fourth quarter of 2005. For the quarter ended December 31, 2006, the cost of interest bearing liabilities increased 117 basis points to 3.89% and the earning assets yield increased by 68 basis points to 8.06% as compared to fourth quarter of 2005.

The net interest margin was 5.06% for the year ended December 31, 2006 down 41 basis points from 2005. During 2006, the net interest margin compressed as the cost of funds increased more than the earning assets yield. The cost of interest bearing liabilities increased 121 basis points to 3.59% during 2006. The primary drivers are higher market interest rates during the year and the heightened competition for deposits. The earning assets yield increased 53 basis points to 7.86% during 2006. The slower rise in the earning assets yield is attributable in part to deliberate changes made by management to improve the credit quality of the portfolio, such that loan yields may be lower but are expected to be offset by reduced future loan losses. Another factor is that fixed rate term loans have repriced at similar or lower rates due to the flat to inverted yield curve during the year. Finally, loan spreads have compressed due to heightened competition.

Net interest income for the quarter ended December 31, 2006 was comparable to the quarter ended September 30, 2006 at $15.8 million and $15.7 million, respectively. These compare to $13.8 million for the quarter ended December 31, 2005. Net interest income for the year ended December 31, 2006 was $60.3 million as compared to $54.0 million for the year ended December 31, 2005. The net interest income growth is the result of an increase in average earning assets, including the impact of the CTB acquisition, partially offset by the reduction in the net interest margin.

NONINTEREST INCOME AND EXPENSE:

Noninterest income was $2.6 million for the quarter ended December 31, 2006 as compared to $2.8 million for the prior quarter and $2.6 million for the fourth quarter of 2005. The slight decline from the prior quarter is mainly related to government guaranteed loan sales during the third quarter of 2006, which resulted in revenues of $0.5 million. The fourth quarter of 2005 included a gain on sale of the bankcard portfolio which resulted in noninterest income of $0.7 million.

Noninterest income for the year ended December 31, 2006 was $9.3 million as compared to $8.4 million for 2005. The fees and service charges income increased $0.6 million as compared to the prior year related mainly to the increase in deposit accounts over the prior year, including the impact of the CTB acquisition, and new products offered to customers. The fees on mortgage sales increased $0.4 million related to an increase in the origination volume.

Noninterest expense was $14.2 million for the quarter ended December 31, 2006 as compared to $13.2 million for the prior quarter and $11.2 million for the fourth quarter of 2005. Noninterest expense for the year ended December 31, 2006 was $51.8 million, an increase of $10.6 million from 2005. The increase is mainly due to salaries and employee benefits rising $6.8 million related to the higher number of employees including former CTB employees, new financial centers and a new loan production center in Utah. Occupancy, equipment and other expenses were also higher as a result of these growth initiatives.

AWBC – 2006 Q4 Earnings

January 31, 2007

The efficiency ratio was 75.5% for the quarter ended December 31, 2006 as compared to 70.1% for the three months ended September 30, 2006, and 68.4% for the fourth quarter of 2005. The efficiency ratio was 73.0% for the year ended December 31, 2006 as compared to 65.6% for 2005. The increase in the efficiency ratio during 2006 is related to the margin compression and increased noninterest expense for expansion activities.

INCOME TAXES:

The effective tax rate for the year ended December 31, 2006 was 36.3% as compared to the prior year of 26.5%. The effective tax rate for the quarter ended December 31, 2006 was 37.4%. The increase in the effective tax rate for 2006 is primarily due to the recapture of certain tax credits recognized in prior years due to modification of the usage of a building and uncertainty of completion of certain construction projects. During the third quarter of 2005, AWBC recorded a $0.9 million reversal of a tax reserve which reduced the effective tax rate.

BUSINESS SUMMARY:

AmericanWest Bancorporation is a bank holding company whose principal subsidiary is AmericanWest Bank, a community bank with 46 financial centers located in Eastern Washington and Northern Idaho, as well as loan production offices in Ellensburg, Washington and South Jordan, Utah. For further information on the Company or to access Internet banking, please visit our web site at www.awbank.net.

AWBC and Utah-based Far West Bancorporation (FWB) announced the signing of a definitive agreement for Far West to merge with and into AWBC, followed by the merger of Far West’s principal operating subsidiary, Far West Bank with and into AWBC’s principal operating subsidiary, AmericanWest Bank, in a transaction valued at approximately $150 million. The transaction is expected to be completed during the first quarter of 2007, subject to approval by the shareholders of both companies and other customary conditions for closing. For additional information related to this transaction refer to the Form 8-K filed with the Securities and Exchange Commission on October 19, 2006 and Amendment No. 1 to the Form S-4 filed with the Securities and Exchange Commission on January 24, 2007.

FORWARD LOOKING STATEMENTS:

This document contains comments and information that constitute “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995). The forward-looking statements herein are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by such statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among other things, the following possibilities: whether the liquidation process related to the $3.5 million nonaccrual loan can be completed in the manner and time anticipated; whether recent changes in the loan portfolio will prevent future loan losses; the ability of the Company and Far West to obtain the required shareholder approvals for the proposed merger transaction; the ability of the Company and Far West to consummate the merger transaction; a material adverse change in the financial condition, results of operations or prospects of the Company or Far West; a change in general business and economic conditions; changes in the interest rate environment, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation and regulation; other economic, competitive, governmental, regulatory, geopolitical and technological factors affecting the companies’ operations, pricing and services; and other risk factors referred to from time to time in

AWBC – 2006 Q4 Earnings

January 31, 2007

filings made by the Company with the Securities and Exchange Commission. When used in this document, the words “believes,” “estimates,” “expects,” “should,” “anticipates” and similar expressions as they relate to either company or the proposed transaction are intended to identify forward-looking statements. Forward-looking statements speak only as to the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Additional Information and Where to Find It:

Investors and security holders may obtain and are urged to carefully review and consider AWBC’s public filings with the SEC. The documents filed by AWBC with the SEC may be obtained free of charge at AWBC’s website at www.awbank.net or at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from AWBC by requesting them in writing at AmericanWest Bancorporation, 41 W. Riverside Avenue, Suite 400, Spokane, Washington 99201, by emailing investorinfo@awbank.net, or by telephone at 509-232-1536.

- more -

AWBC – 2006 Q4 Earnings

January 31, 2007

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

Consolidated Statements of Income:	For the three months ended:			For the year ended:
	12/31/2006	9/30/2006	12/31/2005	12/31/2006	12/31/2005
INTEREST INCOME
Interest and fees on loans	$24,904	$24,447	$18,715	$91,743	$70,898
Interest on securities	491	494	285	1,901	1,176
Other interest income	86	44	182	209	246

TOTAL INTEREST INCOME	25,481	24,985	19,182	93,853	72,320

INTEREST EXPENSE
Interest on deposits	7,975	7,281	4,626	26,843	15,223
Interest on borrowings	1,667	1,993	798	6,724	3,110

TOTAL INTEREST EXPENSE	9,642	9,274	5,424	33,567	18,333

NET INTEREST INCOME	15,839	15,711	13,758	60,286	53,987
Provision for credit losses	624	3,681	—	5,791	2,365

NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	15,215	12,030	13,758	54,495	51,622

NONINTEREST INCOME
Fees and service charges	1,505	1,467	1,353	5,526	4,942
Fees on mortgage sales	576	452	283	1,713	1,293
Other	484	845	916	2,036	2,148

TOTAL NONINTEREST INCOME	2,565	2,764	2,552	9,275	8,383

NONINTEREST EXPENSE
Salaries and employee benefits	8,269	7,748	6,561	30,284	23,439
Occupancy expense, net	1,161	1,064	897	4,167	3,534
Equipment expense	1,115	988	741	3,943	3,034
State business and occupation tax	289	383	267	1,238	960
Foreclosed real estate and other foreclosed assets expense	191	52	125	750	669
Intangible assets amortization	294	294	62	982	251
Other	2,867	2,716	2,567	10,419	9,248

TOTAL NONINTEREST EXPENSE	14,186	13,245	11,220	51,783	41,135

INCOME BEFORE PROVISION FOR INCOME TAX	3,594	1,549	5,090	11,987	18,870

PROVISION FOR INCOME TAXES	1,343	587	1,123	4,357	4,998

NET INCOME	$2,251	$962	$3,967	$7,630	$13,872

Basic earnings per share	$0.20	$0.08	$0.38	$0.68	$1.33
Diluted earnings per share	$0.20	$0.08	$0.37	$0.67	$1.31
Basic weighted average shares outstanding	11,383,248	11,373,559	10,451,783	11,182,526	10,407,180
Diluted weighted average shares outstanding	11,531,166	11,530,546	10,614,101	11,354,654	10,593,903

Ending book value per share	$13.35	$13.18	$11.58	$13.35	$11.58
Ending tangible book value per share	$9.79	$9.59	$10.20	$9.79	$10.20
Ending shares outstanding	11,388,315	11,376,497	10,490,907	11,388,315	10,490,907

- more -

AWBC – 2006 Q4 Earnings

January 31, 2007

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

Consolidated Statement of Condition:	December 31, 2006	September 30, 2006	December 31, 2005
ASSETS
Cash and due from banks	$45,866	$38,888	$40,825
Overnight interest bearing deposits with other banks	9,863	175	11,119

Cash and cash equivalents	55,729	39,063	51,944

Securities, available-for-sale at fair value	39,518	42,758	31,364

Loans, net of allowance for loan losses	1,204,519	1,167,558	948,359

Loans, held for sale	2,913	7,672	3,395
Accrued interest receivable	8,311	8,958	6,969
FHLB stock	6,319	6,319	5,397
Premises and equipment, net	30,484	27,320	21,762
Foreclosed real estate and other foreclosed assets	644	573	2,221
Bank owned life insurance	19,716	19,537	16,987
Goodwill	33,073	33,068	12,050
Intangible assets	7,506	7,800	2,391
Other assets	7,796	7,631	6,761

TOTAL ASSETS	$1,416,528	$1,368,257	$1,109,600

LIABILITIES
Noninterest bearing demand deposits	$236,375	$225,558	$191,192
Interest bearing deposits:
NOW, savings accounts and MMDA	476,852	472,974	391,876
Time, $100,000 and over	217,508	214,736	149,101
Other time	193,204	187,425	165,261

TOTAL DEPOSITS	1,123,939	1,100,693	897,430

FHLB advances	105,759	80,575	70,638
Other borrowings	307	5,190	899
Junior subordinated debt	20,620	20,620	10,310
Accrued interest payable	4,270	3,617	1,754
Other liabilities	9,596	7,642	7,092

TOTAL LIABILITIES	1,264,491	1,218,337	988,123

STOCKHOLDERS’ EQUITY
Common stock, no par	127,396	127,242	104,667
Retained earnings	24,576	22,666	17,967
Unearned compensation	—	—	(1,095)
Accumulated other comprehensive income (loss), net of tax	65	12	(62)

TOTAL STOCKHOLDERS’ EQUITY	152,037	149,920	121,477

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,416,528	$1,368,257	$1,109,600

- more -

AWBC – 2006 Q4 Earnings

January 31, 2007

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

	Three Months Ended			Year Ended
Financial Ratios, annualized:	12/31/2006	9/30/2006	12/31/2005	12/31/2006	12/31/2005
Return on average assets	0.65%	0.28%	1.41%	0.58%	1.29%
Return on average equity	5.92%	2.55%	13.35%	5.33%	12.34%
Efficiency ratio	75.48%	70.10%	68.41%	73.03%	65.55%
Noninterest income to average assets	0.74%	0.80%	0.91%	0.71%	0.78%
Noninterest expenses to average assets	4.09%	3.85%	4.00%	3.96%	3.84%
Net interest margin to average earning assets (1)	5.02%	5.03%	5.30%	5.06%	5.47%
Ending shareholders’ equity to assets	10.73%	10.96%	10.95%	10.73%	10.95%
Ending tangible shareholders’ equity to tangible assets	8.10%	8.22%	9.77%	8.10%	9.77%

(1)	Presented on a tax equivalent basis for tax exempt securities.

- more -

AWBC – 2006 Q4 Earnings

January 31, 2007

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

Loan Portfolio:	12/31/2006	9/30/2006	12/31/2005
Commercial real estate	$651,386	$605,097	$501,328
Commercial and industrial	283,889	281,956	226,964
Agricultural	141,646	155,875	119,355
Residential mortgage	74,222	74,910	58,803
Residential construction	47,235	40,523	33,906
Installment and other	22,508	24,846	22,527

Total loans	1,220,886	1,183,207	962,883
Allowance for loan losses	(15,136)	(14,761)	(13,895)
Deferred loan fees, net of deferred costs	(1,231)	(888)	(629)

Net loans	$1,204,519	$1,167,558	$948,359

Nonperforming Assets:
Accruing loans over 90 days past due	$0	$549	$31
Nonaccrual loans (1)	11,500	9,255	14,452

Total nonperforming loans	$11,500	$9,804	$14,483
Foreclosed real estate and other foreclosed assets	644	573	2,221

Total nonperforming assets	$12,144	$10,377	$16,704

Allowance for Credit Losses:
Allowance for loan losses	$15,136	$14,761	$13,895
Reserve for unfunded commitments	881	716	466

Allowance for credit losses	$16,017	$15,477	$14,361

Credit Quality Ratios:
Nonperforming loans to total loans (1)	0.94%	0.83%	1.50%
Nonperforming assets to total assets (1)	0.86%	0.76%	1.51%
Allowance for loan loss to total loans	1.24%	1.25%	1.44%
Allowance for credit losses to total loans	1.31%	1.31%	1.49%
Allowance for credit losses to nonperforming loans (1)	139.28%	157.86%	99.16%

(1)	Amounts and ratios shown net of government guarantees on nonperforming loans of $3,978, $1,764 and $1,225, respectively.

- more -

AWBC – 2006 Q4 Earnings

January 31, 2007

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

	Three Months Ended			Year Ended
Allowance for Loan Losses:	12/31/2006	9/30/2006	12/31/2005	12/31/2006	12/31/2005
Balance, beginning of period	$14,761	$13,863	$15,832	$13,895	$18,282
Provision for loan losses	459	3,629	(285)	5,376	2,092
Allowance related to acquired loans	—	—	—	2,068	—
Loans charged-off	(371)	(3,006)	(1,901)	(7,021)	(6,925)
Recoveries	287	275	249	818	446

Balance, end of period	$15,136	$14,761	$13,895	$15,136	$13,895

Net chargeoffs to average gross loans (1)	0.03%	0.91%	0.67%	0.54%	0.68%
Provision for credit losses to average gross loans (1)	0.21%	1.23%	0.00%	0.51%	0.25%

Reserve for Unfunded Commitments:
Balance, beginning of period	$716	$664	$181	$466	$193
Provision for unfunded commitments	165	52	285	415	273

Balance, end of period	$881	$716	$466	$881	$466

(1)	Quarterly ratios are annualized.

- more -

AWBC – 2006 Q4 Earnings

January 31, 2007

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

Quarterly Net Interest Margin:

	Three Months Ended Dec 31, 2006			Three Months Ended Sept 30, 2006			Three Months Ended Dec 31, 2005
($ in thousands)	Average Balance	Interest	%	Average Balance	Interest	%	Average Balance	Interest	%
Assets
Loans	$1,201,896	$24,904	8.22%	$1,189,151	$24,447	8.16%	$984,936	$18,715	7.54%
Taxable securities	31,342	388	4.91%	33,361	386	4.59%	18,840	198	4.17%
Nontaxable securities	10,080	154	6.06%	10,769	165	6.08%	8,112	131	6.41%
FHLB Stock	6,319	6	0.38%	6,319	—	0.00%	5,375	—	0.00%
Overnight deposits with other banks and other	6,741	80	4.71%	3,106	44	5.62%	16,155	182	4.47%

Total interest earning assets	1,256,378	25,532	8.06%	1,242,706	25,042	7.99%	1,033,418	19,226	7.38%

Noninterest earning assets	121,056			120,668			80,183

Total assets	$1,377,434			$1,363,374			$1,113,601

Liabilities
Interest bearing demand deposits	$90,849	$168	0.73%	$91,827	$168	0.73%	$76,170	$109	0.57%
Savings and MMDA deposits	379,385	3,071	3.21%	352,140	2,700	3.04%	333,347	1,789	2.13%
Time deposits	401,040	4,735	4.68%	397,454	4,413	4.41%	314,923	2,728	3.44%

Total interest bearing deposits	871,274	7,974	3.63%	841,421	7,281	3.43%	724,440	4,626	2.53%

Overnight borrowings	26,148	351	5.33%	42,273	582	5.46%	6,005	66	4.36%
Other borrowings	84,700	1,316	6.16%	91,963	1,411	6.09%	61,437	732	4.73%

Total interest bearing liabilities	982,122	9,641	3.89%	975,657	9,274	3.77%	791,882	5,424	2.72%

Noninterest bearing demand deposits	233,191			227,782			194,976
Other noninterest bearing liabilities	11,163			10,222			8,861

Total liabilities	1,226,476			1,213,661			995,719
Stockholders’ Equity	150,958			149,713			117,882

Total liabilities and stockholders’ equity	$1,377,434			$1,363,374			$1,113,601

Net interest income and spread		$15,891	4.17%		$15,768	4.22%		$13,802	4.66%

Net interest margin to average earning assets			5.02%			5.03%			5.30%

- more -

AWBC – 2006 Q4 Earnings

January 31, 2007

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

Year to Date Net Interest Margin:

	Year Ended December 31,
	2006			2005
($ in thousands)	Average Balance	Interest	%	Average Balance	Interest	%
Assets
Loans	$1,145,558	$91,743	8.01%	$952,151	$70,898	7.45%
Taxable securities	31,069	1,504	4.84%	17,805	820	4.61%
Nontaxable securities	9,919	601	6.06%	8,536	538	6.30%
FHLB Stock	6,122	6	0.10%	5,392	22	0.41%
Overnight deposits with other banks and other	3,945	203	5.15%	5,533	224	4.05%

Total interest earning assets	1,196,613	94,057	7.86%	989,417	72,502	7.33%

Noninterest earning assets	110,739			81,872

Total assets	$1,307,352			$1,071,289

Liabilities
Interest bearing demand deposits	$88,936	$650	0.73%	$67,700	$278	0.41%
Savings and MMDA deposits	351,697	10,246	2.91%	343,574	6,858	2.00%
Time deposits	376,340	15,947	4.24%	283,639	8,087	2.85%

Total interest bearing deposits	816,973	26,843	3.29%	694,913	15,223	2.19%

Overnight borrowings	39,056	2,019	5.17%	30,727	970	3.16%
Other borrowings	79,934	4,705	5.89%	44,737	2,140	4.78%

Total interest bearing liabilities	935,963	33,567	3.59%	770,377	18,333	2.38%

Noninterest bearing demand deposits	218,230			179,115
Other noninterest bearing liabilities	9,955			9,341

Total liabilities	1,164,148			958,833
Stockholders’ Equity	143,204			112,456

Total liabilities and stockholders’ equity	$1,307,352			$1,071,289

Net interest income and spread		$60,490	4.27%		$54,169	4.95%

Net interest margin to average earning assets			5.06%			5.47%

The above net interest margin tables include nonaccrual loans in the average loan balances. Tax exempt securities income has been presented using a tax equivalent basis and an assumed tax rate of 34%.

- ### -